Exhibit (a)(2)

OWL ROCK CAPITAL CORPORATION II

ARTICLES OF AMENDMENT

Owl Rock Capital Corporation II, a Maryland corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by striking out ARTICLE V of the Articles of Incorporation, as amended from time to time, and inserting in lieu thereof the following:

ARTICLE V

SHARES

The Corporation has authority to issue 300,000,000 shares at $0.01 par value per share.

SECOND: The amendment to the charter of the Corporation herein made was duly approved by the entire Board of Directors via written consent on November 21, 2016, pursuant to Section 2-105(a)(13) of the Maryland Corporations and Associations Code.

[Signature Page Follows]

IN WITNESS WHEREOF, Owl Rock Capital Corporation II has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Operating Officer and witnessed or attested by its Secretary as of the 21st day of November, 2016.

OWL ROCK CAPITAL CORPORATION II

By:	/s/ Alan Kirshenbaum
Name:	Alan Kirshenbaum
Title:	Chief Operating Officer

ATTEST:

By:	/s/ Rebecca Tabb
Name:	Rebecca Tabb
Title:	Secretary

THE UNDERSIGNED, Chief Operating Officer of Owl Rock Capital Corporation II, hereby acknowledges, in the name, and on behalf, of said corporation, said Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the approval hereof are true in all material respects, under the penalties of perjury as of the 21st day of November, 2016.

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